SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             RF MICRO DEVICES, INC.
             (Exact name of registrant as specified in its charter)

            NORTH CAROLINA                           56-1733461
       (State of incorporation                    (I.R.S. Employer
           or organization)                       Identification No.)

         7628 THORNDIKE ROAD
      GREENSBORO, NORTH CAROLINA                        27409
(Address of principal executive offices)              (Zip Code)

         Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class         Name of each exchange on which each class
          to be so registered               is to be registered

                                 NOT APPLICABLE

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

         Securities Act registration statement file number to which this form relates:

                                 NOT APPLICABLE

         Securities to be registered pursuant to Section 12(g) of the Act:

                         PREFERRED SHARE PURCHASE RIGHTS
                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On July 22, 2003, the Board of Directors of RF Micro Devices, Inc. (the "Company") approved the First Amendment (the "Amendment") to the Rights Agreement, dated as of August 10, 2001 (the "Rights Agreement"), between the Company and Wachovia Bank, National Association (formerly First Union National
Bank), as Rights Agent. The Company amended the Rights Agreement to incorporate a three-year independent director evaluation (TIDE) provision. Pursuant to the TIDE provision, the TIDE Committee (as described therein) will review and evaluate the Company's shareholder rights plan every three years to ensure that the plan continues to serve the best interests of the Company and its shareholders.

         The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as
Exhibit 4.2 and incorporated herein by this reference. A summary description of the Rights is set forth in Exhibit B to the Rights Agreement.

ITEM 2.  EXHIBITS

Number             Description

4.1 Rights Agreement, dated August 10, 2001, between RF Micro Devices, Inc. and First Union National Bank, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A, the Form of Summary of Rights to Purchase Preferred Stock as Exhibit B and the Form of Articles of Amendment setting forth the terms of the Series A Junior Participating Preferred Stock as Exhibit C (incorporated by reference from Exhibit
                   4.1 of the Registrant's Registration Statement on Form 8-A filed August 14, 2001).

4.2 First Amendment, dated as of July 22, 2003, to the Rights Agreement, dated as of August 10, 2001, between the Company and Wachovia Bank, National Association (formerly First Union National Bank), as Rights Agent.



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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              RF MICRO DEVICES, INC.


                              By: /s/ William A. Priddy, Jr.
                                  ------------------------------
                                   William A. Priddy, Jr.
                                   Chief Financial Officer and Corporate
                                   Vice President of Administration



Date:  July 31, 2003

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